INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement ("Agreement"), dated as of July 10th, 2020, is entered into by and between LegacyHub Hospitality Fund I, Inc, a Delaware corporation (the "Company," "the Fund") and LegacyHub Partners, LLC, a Texas limited liability company (the "Investment Manager").

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance, and certain facilities available to the Investment Manager and to have the Investment Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board; and

WHEREAS the Investment Manager is willing to undertake and render such services, subject to the Board's supervision, on the terms and conditiois set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Defined terms shall have the meaning set forth below.

"Affiliate or Affiliated" shall mean as to any individual, corporation, partnership, limited liability company, trust, or other association

(i) any person or entity directly or indirectly, through one or more intermediaries controlling, controlled by, or under common control with another person or entity;

(ii) any person or entity, directly or indirectly owning or controlling 10% or more of the outstanding voting securities of another person or entity;

(iii) any officer, director, partner, member, or trustee of such person or entity;

(iv) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, ccntrolled, or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, member, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity. For this Agreement, the term "person" shall include any natural persons, partnership, corporation, trust, limited liability company, association, or other entity.

"Agreement" shall mean this Investment Management Agreement between the Company and the Investment Manager, as amended from time to time.

"Articles of Incorporation" shall mean the Company's charter, as amended or restated from time to time.

"Investment Manager" shall mean LegacyHub Partners, LLC, a Texas limited liability company

"Company," "Fund" shall mean LegacyHub Hospitality Fund I, Inc, a Delaware Corporation

"Board" shall mean the Board of Directors of the Company.

"Director" shall mean a member of the Board.

"Bylaws" shall mean the bylaws of the Company, as amended from time to time.

"GAAP" shall mean generally accepted accounting principles.

"Gross Assets" shall mean

(i) the gross book value of the assets excluding any debt of the Company until such time as the Board has established a net asset value of the Company's assets and

(ii) after the Board has established a net asset value of the Company's assets, the gross asset value of the assets of the Company based on such net asset value determination. The Gross Assets of the Company will be determined on a quarterly basis.

For the avoidance of doubt, under (i) or (ii), gross book value or gross asset value (as applicable) shall be determined based on the Company's pro-rata ownership interest in the underlying real estate and other assets and liabilities, without regard to GAAP consolidation or equity method accounting principles.

"Gross Offering Proceeds" shall mean the offering proceeds received by the Comtany through the Offering.

"Investment" means any investment by the Company in Hospitality and Real Estate Related Assets.

"Hospitality and Real Estats Related Assets" means any investments by the Company in

(i) Franchise hotels,

(ii) Hospitality Bridge loans

"Offering" shall mean the Offering of Shares of the Company pursuant to the Offering Statement.

"Offering Statement" shall mean the Offering Statement on Form 1-A as filed with the SEC for qualification.

"Offering Termination Date" shall mean any of the dates on which the following occurs:

(i) the sale of 5,000,000 Class B Shares,

(ii) a determination by the Board to terminate the Offering.

"SEC" shall mean the Securities and Exchange Commission.

"Shareholders" shall mean the registered holders of the Shares.

"Shares" shall mean shares of Class B common stock of the Company.

"Termination Date" shall mean the date of termination of this Agreement.

2. Appointment. The Company hereby appoints the Investment Manager to serve as its investment manager with respect to the Fund's assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

3. Authority and Duties of the Investment Manager.

(a) The Investment Manager agrees to furnish an investment program for the Fund continuously. In this regard, the Investment Manager will manage the investment, management, and reinvestment of the Fund's Hospitality and Real Estate Relaied Assets, determine what investments will be purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, continuously review, supervise and administer the investment program of the Fund, and supervise and arrange the day-to-day operations of the Fund.

The Fund constitutes and appoints the Investment Manager as the Fund's accurate and lawful representative and attorney-in-fact, with the full power of delegation (to any one or more permitted sub-advisers), in the Fund's name, place, and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission or similar relief.

Unless the Fund expressly delegates responsibility for voting proxies relating to the Fund's portfolio holdings to the Investment Manager, the Investment Manager has no authority to exercise voting power with respect to the Fund's portfolio holdings.

(b) The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Directors of the Fund and in accordance with

(i) the terms hereof,

(ii) the Fund's By-Laws, as may be amended from time to time,

(iii) the investment objectives, criteria, policies, guidelines, and restrictions of the Fund,

(iv) the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and

(v) any policies determined by the Fund's Board of Directors, all as from time to time in effect.

In managing the Fund's portfolio, the Investment Manager will not take any actions with respect to the Fund's assets that would cause the Company to violate any provisions of the Investment Company Act applicable to the Company.

(c) The Investment Manager agrees to select, and, on benalf of the Company, engage and conduct business with such persons deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, developers, construction companies, property owners, property managers, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Investment Manager, and persons acting in any other capacity deemed by the Investment Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

Also, negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, or obtain loans for the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers; and provided, further, that any fees and costs payable to third parties incurred by the Investment Manager in connection with the foreghing shall be the responsibility of the Company;

4. Fees.

The Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereuwder, a management fee ("Management Fee"). The Management Fee is accrued daily and payable quarterly. The Management Fee is calculated at the annual rate of 2.0% of the Fund's average daily net offering assets. In the event the Investment Manager is not acting as such for an entire calendar quarter, the Management Fee payable by the Fund for the calendar quarter shall be prorated to reflect the portion of the calendar quarter in which the Investment Manager is acting as such under this Agreement.

Payment of the Management Fee shall be made from the Fund's cash flow quarterly in arrears within 30 days of the calculation of the Fund's net asset value each quarter. Each payment for services to the Investment Manager shall be accompanied by a report of the Fund, prepared either by the Fund's administrator or by an established firm of independent public accountants, which shows the amount properly payable to the Investment Manager under this Agreement, and the manner of computation thereof.

Other Services. Should the Board request that the Investment Manager or any member, Manager, officer, or employee thereof render services for the Company other than as set forbh in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Investment Manager and the Board, and shall not be deemed to be serviced pprsuant to the terms of this Agreement.

Waiver

The Investment Manager has agreed to waive its quarterly asset management fee durning the first 4 quarters after the date the offering statement is declared "qualified" by the SEC. Following the 4-quarter period, our Manager may continue, in its sole discretion, to waive its asset management fee, in whole or in part. The Manager will forfeit any portion of the asset management fee that is waived.

5. Expenses.

(a) Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Investment Manager. The Investment Manager may from time to time agree not to impose all or a portion of its Management Fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Manager. Unless otherwise agreed, any Management Fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

(b) The Fund will pay or assume all ordinary operating expenses of the Fund, other than expenses assumed by the Investment Manager. Expenses to be borne by the Fund after qualification include, without limitation

(i) organizational costs,

(ii) Securities and Exchange Commission fees and state Blue Sky qualification fees;

(iii) industry association fees;

(iv) fees paid and out-of-pocket expenses reimbursed for fund accounting and investor services;

(v) all expenses related to its investment program,

(vi) all costs and expenses associated with the establiswment of Separately Managed Accounts (as defined in the Fund's Bylaws) (whether or not consummated);

(vii) any noninvestment related interest expense,

(viii) outside auditing and legal expenses;

(ix) fees paid and out-of-pocket expenses reimbursed to the Fund's administrator, custodian, transfer, and dividend disbursing agents;

(x) escrow and other recordkeeping fees and expenses;

(xi) costs of errors and omissions/directors' and officers' liability insurance and a fidelity bond;

(xii) Board of Directors' fees;

(xiii) advisory fees;

(xiv) costs of preparing and mailing shareholder reports and other communications and shareholder meetings;

(xv) costs of preparing and printing copies of the By-laws for regulatory purposes and for distribution to existing shareholders;

(xvi) costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Investment Manager and any custodian or other agent engaged by the Fund;

(xvii) Reimburse the Investment Manager up to $1,000 for travel expenses related to Portfolio Assets' selection and monitoring.

(xviii) any extraordinary expenses.

In acquiring specific assets, the Investment Manager will conclude to work with related real estate brokers directly or through such broker's salesperson. In the selection of such brokers or salesperson, in using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund's best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transection, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions.

(c) Reimbursement of Legal and Other Professional Expenses. The Investment Manager, in its discretion, may rely upon the advice of legal counsel, independent accountants, and other professional advisors to the Fund in connection with the performance of its activities on behalf of the Fund under this Agreement, and the Fund shall bear full responsibility therefor and the expense of any fees and disbursements arising from the use of such professional advisors.

6. Other Activities and Investments.

(a) The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b) The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. Nothing herein contained in this Agreement shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business.

(c) It is understood that any of the members, managers, officers, and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

(d) It is understood that the Fund is raising capital through a Reg A tier 2 with the Securities and Exchange Commission. Hence as the day-to-day operatiqns fall solely with Investment Manager, the Investment Manager will continually use its best judgment to complies with the Securities and Exchange Commission regulations and requirements. Hence the Investment Manager consent to the Fund's Reg A filling.

7. Scope of Liability; Indemnification.

(a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager, or reckless disregard of its obligations and duties hereunder, the Investment Manager shall not be subject to any liability to the Fund or any member of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the "Indemnitees") from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager's responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee's duties under this Agreement ("disabling conduct"). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the indemnitee was not liable by reason of disabling conduct by an independent legal counsel in a written opinion.

(b) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement, provided, however, that (i) the Indemnitee shall provide security considered in the sole discretion of the Fund to be appropriate for such undertaking, (ii) the Fund shall be insured against losses arising from any such advance payments, or (iii) either a majority of the Managers of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upcn a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification. As used in this Agreement, the term "interested person" shall have the same meaning set forth in the Investment Company Act.

8. Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent the Fund.

9. Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and unless otherwise terminated, this Agreeaent shall continue in effect for five(5) years from the date of execution and from year to year thereafter so long as such continuance is specifically approved at least annually by the Board of Director of the Company or by a vote of a majority of the Class A outstanding voting securities of the Fund. This Agreement may be terminated by the Investment Manager on sixty days' written notice to the Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10. Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act as if the Fund were registered under the Investment Company Act.

11. Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery, or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

12. Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, which apply to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

13. Counterparts.

This Agreement may be executed in multiple counterparts, all of which counterparts together shall constitute one Agreement.

[Signature Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LEGACYHUB PARTNERS, LLC

By: : /s/ Akinyemi Akintoye

Name: Akinyemi Akintoye

Title: Principal

LEGACYHUB HOSPITALITY FUND I, INC.

By: : /s/ Akinyemi Akintoye

Name: Akinyemi Akintoye

Title: Member, Board of Director